Exhibit 99.1

For Immediate Release

Editorial Contacts:

Joe Greenhalgh, Vice President, Investor Relations – USA (510) 713-4430

Nancy Morrison, Vice President, Corporate Communications – USA (510) 713-4948

Laura Scorza, Sr. Public Relations Manager – Europe +41-(0) 21-863-5336

Logitech Announces Retirement of Erh-Hsun Chang

NEWARK, Calif., June 27, 2013 and MORGES, Switzerland, June 28, 2013 — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that board member Erh-Hsun Chang will retire, effective September 4, 2013, and will not seek re-election to the Logitech board of directors.

Mr. Chang has served on the Logitech board of directors since 2006 and was previously on the company’s management team from 1995 to 2006, having served earlier with the company from 1986 to 1988.

“On behalf of Logitech’s board of directors, employees and shareholders, I wish to thank Erh-Hsun Chang for his many years of service to Logitech,” said Guerrino De Luca, Logitech’s chairman of the board. “He was the leader for our global operations and led our entry into manufacturing in China, which was pivotal for our business momentum that began in the late nineties. As a board member, Erh-Hsun has been a key senior advisor for Logitech across a wide spectrum of business issues. We will miss Erh-Hsun’s counsel and wish him well in his retirement.”

About Logitech

Logitech is a world leader in products that connect people to the digital experiences they care about. Spanning multiple computing, communication and entertainment platforms, Logitech’s combined hardware and software enable or enhance digital navigation, music and video entertainment, gaming, social networking, audio and video communication over the Internet, video security and home-entertainment control. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI).

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Logitech, the Logitech logo, and other Logitech marks are registered in Switzerland and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.

(LOGIIR)